STATE OF DELAWARE

CERTIFICATE OF MERGER OF DOMESTIC CORPORATIONS

(MicroChannel Technologies Corporation

with and into

MicroChannel Corp.)

Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”), MCTC Holdings, Inc., a Delaware corporation (the “Parent Corporation”), in connection with the merger of MicroChannel Technologies Corporation (the “Corporation”), with and into”) MicroChannel Corp., Inc., a Delaware corporation (“Merger Sub” or “Surviving Subsidiary Corporation) , hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger are:

Name State of Incorporation

MicroChannel Technologies Corporation Delaware

MicroChannel Corp. Delaware

SECOND: An Agreement and Plan of Merger, dated as of July 12, 2018, by and among MCTC Holdings, Inc. Holdings Inc., the Corporation and Merger Sub (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the corporations.

THIRD: The name of the surviving corporation to the merger is MicroChannel Corp.(the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of MicroChannel Corp., a Delaware corporation, as between MicroChannel Corp. and MicroChannel Technologies Corporation, a Delaware corporation, shall be the certificate of incorporation of the Surviving Corporation (the separate existence of MCTC Holdings, Inc. will continue in effect and following the merger between MicroChannel Corp.and MicroChannel Technologies Corporation, will emerge under 251(g) as the parent to the Surviving Corporation).

FIFTH: The Merger shall become effective at5:00 PM central time on July 12, 2018.

SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation located at: 1919 NW 19th Street, Ft. Lauderdale, Florida 33311. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either the Corporation or Merger Sub.

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, this Certificate of Merger has been executed on this July 12, 2018.

MicroChannel Technologies     Corporation MicroChannel Corp.

By:/s/ Garry McHenry          By:/s/ Garry McHenry

Garry McHenry, CEO          Gary McHenry, CEO

MCTC Holdings, Inc.

By:/s/ Garry McHenry

Gary McHenry, CEO